EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333- 211932) of CurrencyShares® Japanese Yen Trust of our reports dated January 12, 2017, with respect to the financial statements of CurrencyShares® Japanese Yen Trust, and the effectiveness of internal control over financial reporting of CurrencyShares® Japanese Yen Trust, included in this Annual Report (Form 10-K) for the year ended October 31, 2016.

/s/ Ernst & Young LLP

McLean, Virginia
January 12, 2017